Exhibit 23.2

KPMG LLP 1680 International Drive McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DiamondRock Hospitality Company:

We consent (i) to the use of our report dated March 8, 2006, with respect to the consolidated balance sheets of DiamondRock Hospitality Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005, and period from May 6, 2004 (Inception) to December 31, 2004, and the related financial statement schedule, and (ii) to the use of our reports dated March 1, 2006, with respect to (a) the balance sheets of Chicago 540 Hotel, LLC as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005 and (b) the balance sheets of Chicago 540 Lessee, Inc. as of December 31, 2005 and 2004, and the related statements of operations, owners’equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
April 7, 2006